EXHIBIT 10 – FIRST AMENDMENT TO KURDLE EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement is effective the 25th day of January, 2011 (the “First Amendment”), by and between MICROS SYSTEMS, INC., a Maryland corporation, with offices located at 7031 Columbia Gateway Drive, Columbia, MD 21046 (hereinafter referred to as the “Company”), and Jennifer M. Kurdle, whose address is 7031 Columbia Gateway Drive, Columbia, Maryland 21046 (hereinafter referred to as the “Executive”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated November 19, 2005 (the “Agreement”);

WHEREAS, the Executive agrees to the changes to the Agreement as provided in this First Amendment.

NOW, THEREFORE, the Company and the Executive, for good and valuable consideration, and pursuant to the terms, conditions, and covenants contained herein, hereby agree as follows:

1.           Section 16(a) of the Agreement shall be amended to add a new Section 16(a)(1) to read in its entirety as follows, and the remainder of Section 16(a) of the Agreement shall be renumbered (2) through (4) accordingly:

“(1) “Change in Control” shall mean the occurrence of any of the following events:

a)    Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 60% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

b)   The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 60% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Company’s Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

c)   After January 25, 2011, directors are elected such that a majority of the new members of the Company’s Board of Directors shall be different than the directors who were members of the Company’s Board of Directors immediately prior to the election or nomination, unless the election or nomination for election of each new director who was not a director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.”

2.	Section 16(b)(4) of the Agreement shall be amended in its entirety to read as follows:

“(4) By the Executive for Good Reason or Other Reasons Unrelated to a Change in Control.  The Executive may terminate this Agreement (i) for Good Reason or (ii) upon fifteen (15) days prior written notice, for any other reason, other than, in either case, that provided in clause (5) below.”

3.	A new Section 16(b)(5) shall be added to Section 16 of the Agreement to read as follows:

“(5) By the Executive After a Change in Control.  At any time within the thirty (30) day period following a Change in Control, the Executive may terminate this Agreement with or without Good Reason.”

4.	Section 16(c)(3) and 16(c)(4) of the Agreement shall be amended in their entirety to read as follows:

“(3) Payment Upon Termination By The Company.  Except as provided in clause (5) below, if the Company terminates the Executive's employment for any reason other than Good Cause, the Executive shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the Executive's termination of employment, the sum of: (i) all of the salary payments provided for in Sections 4 of this Agreement for the period beginning on the date of the Executive's termination of employment and through the expiration date of the Agreement, as amended; and (ii) three times the eligible Target Bonus for the fiscal year in which her employment was terminated.

If the Company terminates Executive's employment for Good Cause, the Executive shall be entitled to salary through the date of termination.  Any and all salary and Target Bonus payments shall thereupon cease and terminate.

(4) Payment Upon Termination By The Executive.  Except as provided in clause (5) below, if the Executive terminates her employment with the Company for Good Reason, she shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the date of the Executive's termination of employment, the sum of: (i) all of the salary payments provided for in Sections 4 of this Agreement for the period beginning on the date of the Executive's termination of employment and through the expiration date of the Agreement, as amended; and (ii) three times the eligible Target Bonus for the fiscal year in which her employment was terminated.

Except as provided in clause (5) below, if the Executive terminates this Agreement for any reason other than Good Reason, she shall be entitled to salary through the date of termination.  Any and all salary and Target Bonus payments shall thereupon cease and terminate.”

5.	A new Section 16(c)(5) shall be added to Section 16 of the Agreement to read as follows:

“(5) Payment Upon Termination By The Executive After a Change in Control.  If the Executive terminates her employment with the Company with or without Good Reason at any time within the thirty (30) day period following a Change in Control, she shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the Executive’s termination of employment, 2.99 times the sum of (i) her highest annual base salary prior to her date of termination and (ii) her eligible Target Bonus for the fiscal year of her termination as provided for in Sections 4 and 5 of this Agreement.”

6.	All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the dates indicated below, the effective date of this First Amendment being the 25th day of January 2011.

COMPANY:
ATTEST:	MICROS SYSTEMS, INC.

	By:	(SEAL)
A.L. Giannopoulos
Chairman, President and Chief Executive Officer
[Corporate Seal]
EXECUTIVE:
WITNESS:	JENNIFER M. KURDLE